Exhibit 10.1

EXECUTION COPY

AGREEMENT

This AGREEMENT (this “Agreement”), dated as of December 17, 2007, is entered into by and among Sprint Nextel Corporation, a Kansas corporation (“Sprint Nextel”), Embarq Corporation, a Delaware corporation (“Embarq” and together with Sprint Nextel, the “Parties”), and each other entity whose name appears on the signature page hereto.

BACKGROUND

WHEREAS, Daniel R. Hesse (“Executive”) has been and is currently employed as President and Chief Executive Officer of Embarq pursuant to a certain Employment Agreement, dated as of June 7, 2005, by and among Sprint Corporation, Sprint/United Management Company, and Executive (the “Employment Agreement”) and serves as Chairman of the Board of Directors of Embarq;

WHEREAS, Sprint Nextel desires to employ Executive as an executive officer of Sprint Nextel, and Executive desires to accept such employment with Sprint Nextel; and

WHEREAS, in consideration of the agreements set forth herein, Embarq is willing to release claims, if any, it has or may have against Sprint Nextel with regard to the recruitment and/or employment of Executive by Sprint Nextel, and, in consideration of the release, Sprint Nextel is willing to agree to the other terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Release and Agreement Not to Sue.

1.1 Each of the Parties, on behalf of itself and its affiliates and any of their respective successors, executors, and assigns, and their past, present, and future officers, directors, shareholders, and employees (each of the foregoing, in such capacity, a “Releasing Party”), hereby forever releases, remises, and discharges the other Party and each of its respective affiliates, successors, executors, and assigns, and their past, present, and future officers (including, without limitation, Executive), directors, shareholders, and employees (each of the foregoing, in such capacity, a “Beneficiary”) from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, fees, and damages whatsoever in character, nature and kind, in law or in equity, past or present, known or unknown, suspected or unsuspected (the “Claims”), from the beginning of time that any Releasing Party had, has, or may have against any other Releasing Party arising out of or related to the recruitment and/or employment of Executive by Sprint Nextel or one of its controlled affiliates. Each Releasing Party agrees not to bring any action, whether at law or equity, against any Beneficiary based on any Claim released under this Section 1.1.

2. Release of Arbitration Claims.

2.1 The Parties hereby agree to abandon and not pursue any further the arbitration procedure (the “Arbitration”) initiated by Embarq on or about September 26, 2007 by service of an Arbitration Demand Notice under the Separation and Distribution Agreement, dated as of May 1, 2006, by and among the Parties (the “Separation Agreement”). Embarq hereby waives, withdraws, and forever releases and waives the Claims asserted by Embarq in the Arbitration and all other Claims it had, has, or may have against Sprint Nextel arising out of or related to Section 2.08 or Schedule 2.08 of the Separation Agreement. Sprint Nextel hereby waives, withdraws, and forever releases all Claims it had, has, or may have against Embarq arising out of or related to Section 2.08 or Schedule 2.08 of the Separation Agreement.

2.2 Each of the Releasing Parties acknowledges and agrees that it may be unaware of or may discover facts in addition to or different from those which they now know or believe to be true related to or concerning the matters covered by Sections 1.1 and 2.1 hereto (collectively, the “Released Claims”). The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full and complete release and discharge of the Released Claims, and that this Agreement and the Release reflected herein are effective as a full and final accord and satisfaction and release of all the Released Claims. To that end, with respect to the Released Claims, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. With respect to the Released Claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

3. PCS Services Wholesale Agreement.

3.1 The Parties, Sprint Spectrum L.P. (“Spectrum”), and Sprint Long Distance, Inc. (n/k/a Embarq Communications, Inc.) (“Embarq Communications”) hereby agree that Section 3.1.2 of Schedule 1.0 of the PCS Services Wholesale Agreement, dated as of January 19, 2006, by and between Spectrum and Embarq Communications (the “PCS Agreement”), as amended, is amended:

(a) by replacing all references to the “30th billing month” with “42nd billing month” in Section 3.1.2; and

(b) by deleting in the first sentence thereof the language that starts with “, provided that if actual MOU’s during the 18th billing month” and ends with “beginning in the 19th billing month.”

3.2 The Parties, Spectrum, and Embarq Communications hereby agree that, prior to December 31, 2009, the occurrence of the event set forth in subsection (vii) of Section 14.1 of the PCS Agreement shall not constitute an event of breach or a breach under the PCS

Agreement. Sprint Nextel and Spectrum hereby waive any right that Sprint Nextel or Spectrum had, has, or may have to terminate the PCS Agreement upon or by reason of the occurrence of the event set forth in subsection (vii) of Section 14.1 of the PCS Agreement prior to December 31, 2009.

3.3 The Parties, Spectrum, and Embarq Communications hereby agree to negotiate in good faith to complete the pending Second Amendment to the PCS Agreement.

4. Patent Agreement. The Patent Agreement, dated as of the Distribution Date (as defined therein), by and between the Parties (the “Patent Agreement”) hereby is amended by deleting the text of Section 3.02(b)(i) thereto in its entirety and replacing it with the following: “its expiration on the 5th anniversary of the Distribution Date; or”. Such amendment to the Patent Agreement shall be effective as of the date hereof. All other terms and conditions of the Patent Agreement remain in effect and are unchanged by this Agreement.

5. Lease. The Parties hereby agree and agree to cause their appropriate subsidiaries to negotiate in good faith and execute no later than December 31, 2007, a lease (the “Lease”) whereby Embarq or its appropriate subsidiary leases certain premises (the “Premises”), as described, and on terms set forth on Schedule 1 attached hereto.

6. Nonsolicitation. For a period of eighteen (18) months after the date hereof (the “Nonsolicitation Period”), Sprint Nextel, on behalf of itself and its affiliates, hereby agrees that, without the prior written consent of Embarq, neither it nor any of its controlled affiliates shall directly or indirectly employ, induce, solicit for employment, or assist others in employing any individual (other than Executive) who is at the time of the first direct or indirect contact an employee of Embarq or any of its controlled affiliates and who (i) is at the level of director or above, or (ii) served on the Executive’s staff and reported directly to the Executive during the Executive’s tenure at Embarq.

7. Proprietary Information.

7.1 Sprint Nextel acknowledges that Executive possesses certain Proprietary Information (as defined in the Employment Agreement) that has been revealed to or learned by Executive during his employment with Embarq. Sprint Nextel acknowledges that Executive’s obligations under the Employment Agreement in respect of Proprietary Information (as defined therein) survive the termination of his employment with Embarq, and that any unauthorized disclosure or use of such Proprietary Information by Executive will cause Embarq harm.

7.2 Sprint Nextel hereby agrees to direct Executive not to disclose, publish, communicate, or use any Proprietary Information in violation of the Employment Agreement, and agrees that Sprint Nextel shall be responsible for any such breach of the Employment Agreement by Executive while Executive is employed by Sprint Nextel.

8. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of Delaware without regard to its provisions concerning conflicts of laws, choice of law, choice of forum, or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in

Delaware and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise, in any action, suit, or other legal proceeding brought in any such court, any claim that it, he, or she is not subject to the jurisdiction of such court, that such action, suit, or proceeding is brought in an inconvenient forum, or that the venue of such action, suit, or proceeding is improper. Each Party also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers in a manner permitted by the notice provisions of the Separation Agreement. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

9. Severability. In the event any one or more of the provisions contained herein shall for any reason be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed to the greatest extent possible in a manner that effects the original intent of the Parties as set forth herein.

10. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11. Amendments. This Agreement shall not be amended or modified except by a written instrument duly executed by the Parties or their respective successors and assigns.

12. Other. The Executive is an intended third-party beneficiary of the releases and covenants set forth in Section 1.1 of this Agreement.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument and to be effective as of the date first above written.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPRINT NEXTEL CORPORATION

By:	/s/ James H. Hance, Jr.
Name:	James H. Hance, Jr.
Title:	Non-Executive Chairman

SPRINT SPECTRUM L.P.

By:	/s/ Leonard J. Kennedy
Name:	Leonard J. Kennedy
Title:	Vice President

SPRINT COMMUNICATIONS COMPANY L.P.

By:	/s/ Leonard J. Kennedy
Name:	Leonard J. Kennedy
Title:	President

EMBARQ CORPORATION

By:	/s/ Thomas A. Gerke
Name:	Thomas A. Gerke
Title:	General Counsel – Law and External Affairs

EMBARQ COMMUNICATIONS OF VIRGINIA, INC.

By:	/s/ Thomas A. Gerke
Name:	Thomas A. Gerke
Title:	Vice President

EMBARQ COMMUNICATIONS, INC.

By:	/s/ Thomas A. Gerke
Name:	Thomas A. Gerke
Title:	Vice President

[Signature Page to Agreement by and between Sprint Nextel Corporation, Embarq Corporation, and Other Signatories Thereto]